EXHIBIT 10.1
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                        SEPARATION AND RELEASE AGREEMENT

     THIS SEPARATION AND RELEASE AGREEMENT ("Agreement") is made by and between
J. James Gallagher ("Executive") and Columbia Banking System, Inc., a Washington corporation ("CBSI") together with Columbia State Bank, a Washington banking corporation ("Columbia Bank") (collectively "Employer") and is in consideration of their mutual undertakings as set forth in this Agreement.

1. TERMINATION OF EMPLOYMENT: Executive agrees that his employment as Vice Chairman and Chief Executive Officer of CBSI and Vice Chairman of Columbia Bank, and his position as a Director of Employer, terminated effective July 1, 2002. Executive agrees that from that date forward, he has no authority to discharge contracts, enter into agreements, or engage in personnel activities on behalf of Employer.

2. SEVERANCE PAYMENT: In consideration of the mutual and other promises and benefits herein, Executive hereby foregoes the severance payment set forth in Section 5.1 (b) of the December 20, 2000 Amended Employment Agreement.

3. ENHANCED SEVERANCE BENEFITS: Except as provided in this Agreement, Executive agrees that Employer has no obligation beyond July 1, 2002 to pay the costs of covering Executive under Employer's group medical, dental and/or vision plans, as well as Employer's disability and life insurance plans.

In consideration of this Agreement, Employer will grant or provide to Executive the enhanced severance benefits set forth in Sections 3.1 through 3.5 below (collectively, "Enhanced Severance Benefits"). Executive acknowledges that the Enhanced Severance Benefits are something of value or a benefit that to which Executive is not otherwise entitled.

     3.1 PREMIUMS FOR BENEFITS CONTINUATION. Executive and his covered dependents may elect COBRA medical, dental and vision plan continuation coverage for himself and/or his eligible dependents for the time period and under such conditions as are provided by COBRA. Employer shall pay the cost of COBRA premiums for a period of twenty-four (24) months from July 1, 2002, or until COBRA coverage ceases, whichever first occurs. If COBRA coverage ceases before the end of twenty-four (24) months, then Employer shall continue to pay Executive an amount not to exceed the cost of the COBRA premiums to offset the cost of private health insurance for the balance of the twenty-four (24) months. Executive will be responsible for payment of COBRA coverage for his dependents.

     3.2 EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT. Executive shall be entitled to benefits as set forth in Section 3.2 of the August 1, 2001 Executive Supplemental Compensation Agreement between Employer and Executive (the "ESCA") because the services provided under Section 5 of this Agreement constitute services in connection with a consulting agreement, and to have

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          benefits commence at an "Applicable Percentage" (as defined in the
          ESCA) of 60% on August 1, 2004.

     3.3 STOCK OPTIONS AND RESTRICTED STOCK. Non-qualified stock options granted to Executive pursuant to that certain grant of December 20, 2000 in the original amount of ten thousand (10,000) shares at an original option price of thirteen dollars and twelve and one-half cents ($13.125) per share (currently eleven thousand five hundred and fifty (11,550) shares and an option price of eleven dollars and thirty-six cents ($11.36) per share) shall be vested and nonforfeitable as of July 1, 2002. Executive may exercise these options until July 1, 2004. The term to exercise the nonqualified stock options granted to Executive pursuant to that certain grant of July 1, 1998 in the original amount of thirty seven thousand five hundred (37,500) shares, at an original option price of twenty-six dollars ($26) per share shall be extended to June 30, 2006. The restricted stock award made to Executive pursuant to that certain Restricted Stock Award Agreement dated April 22, 1998 (the "Award Agreement") shall be released from escrow on April 22, 2003.

     3.4 LONG TERM CARE PREMIUM. Employer shall waive repayment of $56,449 for Executive's long term care premium.

     3.5 LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR AGREEMENT. Employer agrees to continue in effect at its expense and in accordance with their respective terms as they were on August 1, 2002, the Life Insurance Endorsement Method Split Dollar Agreement entered into on August 1, 2001 between Employer and Executive (the "Life Insurance Agreement"). Executive will be deemed employed by Employer for purposes of the Life Insurance Agreement as long as the Consulting Agreement remains in effect.

4. NONCOMPETITION AND NONSOLICITATION PROVISION: The noncompetition agreement in Section 6 of the ESCA is hereby superseded by this Section 4.

     4.1 The noncompetition and nonsolicitation restrictions in this Section 4 shall be the same as and coincident with the Consulting Period. If Executive enters into Competitive Activity or Solicitation in Employer's market area during the first twelve (12) months of the Consulting Period, then the Enhanced Severance Benefits and the balance of payments under the Consulting Agreement will terminate unless such activity or solicitation is terminated within fifteen (15) days of Executive's receipt of written notice from Employer. If Executive enters into Competitive Activity or Solicitation in Employer's market area during the balance of the Consulting Period, then the amount to be paid under the Consulting Agreement will be reduced by 20% and, with respect to the other Enhanced Severance Benefits, the Employer's obligations under Section 3.1 will terminate, and the Applicable Percentage under the ESCA, as described in Section 3.2, will be reduced from 60% to 40%. "Competitive Activity" means Executive, or a company owned or controlled by Executive, acting as an employee, consultant, agent, officer, director or manager, or in any other representative capacity, for or on behalf of any bank or financial institution or owning more than ten percent (10%) of the shares in or

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          ownership interest in a bank or financial institution which does business in Employer's market area. "Solicitation" means soliciting or attempting to solicit any employee of Employer or its affiliates to leave the employ of those companies, or in any way interfere with the relationship between Employer and any employees of Employer or its affiliates. Employer's market area is defined as the following counties in the State of Washington in which Employer maintains a branch or other offices, now or during the Consulting Period: King, Kitsap, Pierce, and Thurston. As used herein, "banks and financial institutions" consist of banks, credit unions, and savings and loan associations.

     4.2 Notwithstanding the foregoing, Employer agrees to Executive's participation in a joint venture that he contemplates with Economic Investment Advisors and Northrim Bank, Anchorage, Alaska, which, if carried out, will offer, construct, provide and manage investment portfolios and associated products for investment customers, which are delivered or distributed through various means and channels, including banks and other financial institutions. Employer acknowledges that such participation by Executive will not be deemed to be a Competitive Activity so long as such joint venture does not make commercial or consumer loans or accept deposits in Employer's market area.

5.   CONSULTING PERIOD:

     5.1 Executive shall serve as a consultant with Employer from July 1, 2002 through August 1, 2004 ("Consulting Period"). During the Consulting Period Executive shall (a) represent and promote the goodwill of Employer and its affiliates in the Washington communities served by Employer and its affiliates, (b) maintain communication with management by meeting twice annually with the President and Chairman of the Board of the Bank at their invitation, (c) provide consultation on banking matters as an experienced bank executive, and (d) comply with all written policies of Employer applicable to his activities as a consultant or otherwise. Executive shall not participate in establishing or administering policy of Employer. There shall be no "on premises" requirement for Executive.

     5.2 In consideration, Executive shall be paid at an annual rate of Two Hundred Thirty Five Thousand Dollars ($235,000), in proportionate monthly installments. Executive shall be responsible for all state, federal, and local taxes, including estimated taxes, and employment reporting for Executive and any agents, employees, associates or subcontractors of Executive. Executive agrees to indemnify and hold harmless Employer to the fullest extent permitted by law against and from any and all liability for such taxes, reporting or other similar costs or expenses arising from or related to the services provided by Executive during the Consulting Period and any agents, employees, associates or subcontractors of Executive pursuant to providing consulting services under this Agreement.

     5.3 Executive and Employer will enter into a Consulting Agreement implementing the terms of this Section 5 (the "Consulting Agreement"). Executive and

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          Employer will characterize his relationship with Employer during the
          Consulting Period as that of a "consultant." Performance by Executive of his duties as a consultant during the Consulting Period shall be considered "employment" for purposes of the ESCA, the Award Agreement, and the Life Insurance Agreement. Executive may elect, at his discretion, to perform his consulting duties described in this Section 5 in the name of, and have the corresponding payments required to be made by Employer made to, J. James Gallagher & Company, a company wholly owned and controlled by Executive so long as (a) the services are in fact provided by Executive, (b) the Consulting Agreement terminates on the death of Executive, and (c) J. James Gallagher & Company agrees to keep all non-public information received from Employer confidential. In the event and to the extent of such an election, the term "Executive" will be deemed for purposes of this
          Section 5 to include such company.

6. RELEASE OF CLAIMS: In exchange for those benefits described herein to which Executive is not otherwise entitled, Executive and his successors and assigns forever release and discharge Employer, any of Employer's parent, subsidiary or related entities, any Employer-sponsored Executive benefit plans in which Executive participates, and all of their respective officers, directors, trustees, members, agents, Executives, Executives' spouses, and all of their predecessors, successors and assigns (collectively "Releasees") from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys' fees (collectively "Claims") which Executive may have on behalf of himself, known, unknown, or later discovered which arose prior to the date Executive signs this Agreement. This release includes but is not limited to, (i) any claims under any local, state, or federal laws regulating employment, or comparable state, county or city laws; (ii) claims under the Employee Retirement Income Security Act of 1974, as amended; (iii) claims under any local, state, or federal wage and hour laws alleging any legal restriction on Employer's right to terminate its Executives, or personal injury Claims, including without limitation defamation, tortious interference with business expectancy, or infliction of emotional distress. Executive represents that he has not filed any claim against Employer or the Releasees, and that he will not do so at any time in the future concerning claims released in this Agreement; provided, however, that this will not limit Executive from filing a claim to enforce the terms of this Agreement. Nothing in this Section 6 will be construed to limit, waive, amend, modify or otherwise affect any and all obligations of Employer to indemnify and defend Executive against and hold him harmless from and in respect of Claims that may be made against him. Employer represents and warrants to Executive that, without review or investigation of their files, the Executive Officers of the Employer are not aware of any claims that the Employer may have against Executive. For purposes of his provision, the Executive Officers consist of William Weyerhaeuser and Melanie Dressel.

7. NONDISPARAGEMENT: The parties pledge that they will make no private or public comments, statements, or writings critical of the other party or the Releasees, but this restriction will not prevent either party from instituting legal action against the other.

8. SUCCESSORS: This Agreement shall be binding upon the parties, and their heirs, representatives, executors, administrators, successors, and assigns, and shall enure to the

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     benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors, and assigns.

9. NO ADMISSION OF LIABILITY: This Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either Executive or Employer.

10. CONFIDENTIALITY: The parties will use their best efforts to keep the terms of this Agreement confidential. Employer and Executive may acknowledge to third persons that their parting was on mutually satisfactory terms. Either party may disclose the terms of this Agreement to their respective attorneys, accountants, financial advisers, auditors, or similar advisors, or in response to government requests. Employer may disclose the terms of this Agreement to its officers, directors, shareholders, or managers who have a need to know, and may make reference to and attach it as part of Employer's reports to governmental agencies and its shareholders. Either party may disclose the terms of Section 4, the noncompetition provision, as necessary in order to ensure compliance with its terms. Third persons informed of the terms of this Agreement shall in turn be advised of this confidentiality provision and requested to maintain the same.

11. ANNOUNCEMENT OF SEPARATION: The parties will mutually agree upon the timing and content of an announcement regarding Executive's termination of employment.

12.  MISCELLANEOUS:

     12.1 In the event that a provision of this Agreement is judicially determined to be unenforceable as written, such provision shall be construed so as to give it the maximum effect permitted under applicable law. In addition, if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

     12.2 This Agreement is made and shall be interpreted and enforced under the laws of the United States and the State of Washington.

     12.3 This Agreement may not be altered or amended except by a written document executed by all of the parties.

     12.4 Notwithstanding anything in this Agreement to the contrary, if the making of any payments under this Agreement or the Consulting Agreement is or becomes prohibited by the Federal Deposit Insurance Act or the rules and regulations of the Federal Deposit Insurance Corporation, such payment need not be made so long as and to the extent such prohibition continues.

13.  IMPACT ON CHANGE OF CONTROL: The provisions regarding change of control in
     Section 5.4 of the ESCA are hereby terminated and shall be of no further force or effect.

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     Executive acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYER:                                   EXECUTIVE:

COLUMBIA BANKING SYSTEM, INC.


By: /s/ William T. Weyerhaeuser             By: /s/ J. James Gallagher
   -----------------------------------         ---------------------------------
    WILLIAM T. WEYERHAEUSER                     J. JAMES GALLAGHER
    Its Interim Chief Executive
    Officer

Dated:  8/27/02                             Dated:  8/30/02
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COLUMBIA STATE BANK


By: /s/ Melanie J. Dressel
   -----------------------------------
    MELANIE J. DRESSEL
    Its President and Chief Executive
    Officer
















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